Annual Report

Cover Page

Name of issuer:

SpaceFab.US, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 1/7/2016

Physical address of issuer:

30542 Via Estoril
Laguna Niguel CA 92677

Website of issuer:

http://www.spacefab.us

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$1,328.00	$3,152.00
Cash & Cash Equivalents:	$1,328.00	$3,152.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$800.00	$800.00
Long-term Debt:	$15,118.00	$16,809.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($17,743.00)	($14,497.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

SpaceFab.US, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Randall M. Chung	CEO	SpaceFab	2016
Robert E. Chung	Professor of Demography	UC Berkeley	2016

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Randall M. Chung	CEO	2016
Randall M. Chung	CFO	2016
Randall M. Chung	President	2016
Randall M. Chung	Secretary	2016

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Randall M. Chung	4.0 common stock	100.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

The shares are speculative investments which involve a substantial risk of loss.

We plan to use the funds raised in this Wefunder campaign "seed" round to complete an engineering model of our space telescope satellite. We will need to raise $2 million dollars or more, in addition to the amount raised in this Wefunder campaign "seed" round, to complete the design, manufacture and test our flight model, and then launch our first space telescope satellite. We plan to raise the additional $2 million by showing considerable progress in designing our satellite and demonstrating market interest in use of the satellite. However, we may not make enough progress to convince a venture capital firm to provide "Series A" funding. If this happens, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

We have a plan to obtain enough revenue to reach break-even within a year after we launch our satellite and it is operational. However, it is possible that there will be a rocket launch failure, and our satellite will be destroyed, which means there will be no revenue. We plan to mitigate this risk by purchasing launch insurance, which should allow us to build and launch a replacement satellite.

It is also possible that our satellite will make it into orbit, but then may not function correctly. We plan to mitigate this risk through extensive testing of our satellite, and having employees or consultants experienced in the manufacturing of satellites review our satellite design, testing, and manufacturing procedures. However, if we do not have sufficient funds remaining, or cannot raise additional funds to build and launch a replacement satellite, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

We have an agreement with a corporate partner who will provide the launch of our satellite when their own satellite launches in mid-2019, and they will also partially subsidize our launch costs. However, the agreement is non-binding and the offer might be withdrawn. If this happens, or if our satellite is not ready when their satellite launches, we will need to raise an additional Five Hundred Thousand Dollars ($500,000) or more, and find an alternate launch provider. This may delay the start of our service, increase our costs, and we will need to raise even more funding, which may not happen.

It is also possible that our revenues will be lower than we project, or our costs may be higher than we project, and we may not reach profitability before running out of money. We plan to mitigate the risk of inadequate revenue projections by having customer agreements prior to the raising of "Series A" funds. We plan to mitigate the risk of inadequate cost projections by having consultants experienced in company operations review our business plan. Despite these efforts, if we run out of money and cannot raise more funds, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

We are not aware of any patent infringement, but someone may accuse us of patent infringement in the future. If that happens, we: (a) will have to pay to defend ourselves; (b) may have to pay for a license; (c) may need to pay for a settlement; or (d) may need to redesign our system, thus increasing our costs.

Our application for a patent on our ion engine accelerator may be rejected by the U.S. Patent Office, or the technology may not work, or the advantages of the technology may not be as powerful as we expect, so our ion engine technology may not be as valuable as we project.

There is no public market for the shares being offered, and no market is expected to develop for the shares in the future. The shares are not being registered under the securities laws of any appropriate jurisdiction, but in reliance on exemptions from such registration requirements. The shares may not be resold or otherwise transferred unless the shares are later registered under the securities laws of any appropriate jurisdiction, or unless an exemption from such registration requirements is available. Accordingly, an investor may be unable to liquidate an investment in the shares and should be prepared to bear the economic risk of an investment in the shares for an indefinite period. In addition, an investor should be able to withstand the total loss of his/her/its investment.

It is our plan to launch additional space telescope satellites for use by both astronomical and Earth observation customers. However, it is possible that the astronomical market may not be as large as we project. It is also possible that the Earth observation market may be more competitive than we expect, or that our Earth observation technology may be deficient, such as having low resolution, incorrect spectral bands, or long revisit times. If our space telescope business line's revenue does not grow, we may not be able to finance and implement our asteroid mining and space manufacturing businesses, which would limit our long term business prospects.

Purchasers will not have an ownership claim to the Company or to any of its assets or revenues for an indefinite amount of time, and depending on when and how the Securities are converted, the Purchasers may never become equity holders of the Company. Purchasers will not become equity holders of the Company unless the Company receives a future round of financing great enough to trigger a conversion and the Company elects to convert the Securities. Purchasers will have no say in whether their securities are converted in any Equity Financing. In certain instances, such as a sale of the Company, an IPO or a dissolution or bankruptcy, the Purchasers may only have a right to receive cash, to the extent available, rather than equity in the Company.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	10,000,000	5,000,000	Yes
Preferred Stock	100000	0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	1,000,000

24. Describe the material terms of any indebtedness of the issuer:

Randall Chung, Chief Executive Officer and company co-founder, loaned the company $6500 in 2016, and an additional $3000 in 2017. There is a two year maturity date, and the interest rate for the loans is 3.5%. Mr. Chung has additional unreimbursed expenses of approximately $8,700 in 2016, and $10,200 in 2017. Also Sean League, Director of Spacecraft Engineering and company co-founder, has unreimbursed expenses of approximately $1380 in 2016, and $1930 in 2017. There is no maturity or interest on the unreimbursed expenses. Mr. Chung and Mr. League expect to be reimbursed for expenses and any loans to be repaid upon raising of the seed round of funding.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
3/2018	Regulation Crowdfunding	SAFE	$155,097	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Randall Chung, Chief Executive Officer and company co-founder, loaned the company $6500 in 2016, and an additional $3000 in 2017. There is a two year maturity date, and the interest rate for the loans is 3.5%. Mr. Chung has additional unreimbursed expenses of approximately $8,700 in 2016, and $10,200 in 2017. Also Sean League, Director of Spacecraft Engineering and company co-founder, has unreimbursed expenses of approximately $1380 in 2016, and $1930 in 2017. There is no maturity or interest on the unreimbursed expenses. Mr. Chung and Mr. League expect to be reimbursed for expenses and any loans to be repaid upon raising of the seed round of funding.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are designing and building the first commercial space telescope for astronomy and Earth observation. This satellite will generate significant revenue as soon as it is launched, addressing both the astronomical and Earth observation markets. We plan to build and launch many more satellites for these markets as well as other markets.

We want to be the largest provider of on-demand space telescope services so that everyone can afford access to powerful multi-purpose space telescopes for personal, educational, and commercial use. We will leverage our space telescope technologies to extend into asteroid mining and exponential space manufacturing. Exponential space manufacturing may make it less expensive to manufacture in space than to manufacture on the Earth, revolutionizing how we build and what we build for space.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

SpaceFab.US, Inc. was incorporated in the State of Delaware in January 2016.

Since then:

- 2017 Q1, we have completed the architectural design for an advanced space telescope systemthat will address the astronomy and high-resolution Earth observation markets.

- 2017 Q3, we released our final optical plan to our telescope optics manufacturing partner.

- 2017 Q4, we finished the design of our secondary mirror deployer. This deployer design is the key to making our space telescopes smaller and less costly than the competition.

- 2018 Q1, we exhibited our model satellite at the biggest astronomy conference in the world, promoted our future space telescope services, and received valuable market feedback from researchers at NASA, MIT, and many other institutions. There was great interest in using our space telescope for monitoring exoplanets, supernovae, eclipsing binary stars, and many other objects.

Historical Results of Operations

Our company was organized in January 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $0 compared to the year ended December 31, 2016, when the Company had revenues of $0. Our gross margin was % in fiscal year 2017, compared to % in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $1,328, including $1,328 in cash. As of December 31, 2016, the Company had $3,152 in total assets, including $3,152 in cash.

- *Net Loss.* The Company has had net losses of $17,743 and net income of $14,497 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $15,918 for the fiscal year ended December 31, 2017 and $17,609 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 12 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

SpaceFab.US, Inc. cash in hand is $843.87, as of April 2018. Over the last three months, revenues have averaged $47/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $1,500/month, for an average burn rate of $1,453 per month. Our intent is to be profitable in 30 months.

We have just started selling a limited number space selfie photographs, which will continue for the next several years. The space selfies will be delivered some time after 2020, when our satellite is in orbit.

We should have investment of approximately $155,000 by end of April 2017. This will allow us to purchase equipment and hire summer interns. We expect our expenses to increase to an average of 15,000 per month over the next 3 to 6 months. We also expect to sell an additional $15,000 of space selfies over the next 3 to 6 months.

Officer will loan funds to corporation when needed in order to continue operations until seed round closes.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.spacefab.us/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Randall M. Chung
- Robert E. Chung

Appendix E: Supporting Documents



SPACEFAB

Commercial Space Telescopes

$192,297 raised from **211** investors
Successfully Funded on Mar 24 2018

> *We are designing and building the first commercial space telescope for astronomy and Earth observation. This satellite will generate significant revenue as soon as it is launched, addressing both the astronomical and Earth observation markets. We plan to build and launch many more satellites for these markets as well as other markets.*



Randall Chung
CEO/CO-FOUNDER, SPACEFAB

OUR AMBITION

We want to be the largest provider of on-demand space telescope services so that everyone can afford access to powerful multi-purpose space telescopes for personal, educational, and commercial use. We will leverage our space telescope technologies to extend into asteroid mining and exponential space manufacturing. Exponential space manufacturing may make it less expensive to manufacture in space than to manufacture on the Earth, revolutionizing how we build and what we build for space.

KEY FACTS

- We have designed an advanced space telescope system that is immediately commercially viable and can be the first in a constellation of space telescopes for astronomy and high-resolution Earth observation.
- We have patent pending technology for an ion engine accelerator that multiplies ion engine thrust and efficiency.
- We're working with corporate partners to design and build critical optical and mechanical components. We also have an agreement with a corporate partner to provide the launch of our first space telescope satellite in 2019.
- We have established a relationship with a major university partner for a funding program which should result in enough customers to reach full telescope time capacity of our first satellite.

DOCUMENTS

- SpaceFab.US_busplan_2017Aug17_Wefunder.pdf
- Waypoint_satellite_brochure-2017Aug17-front.jpg
- Waypoint_satellite_brochure-2017Aug17-back.jpg
- Video Transcript

spacefab.us

from Laguna Niguel CA

SPACE ASTRONOMY TELESCOPE MINING MANUFACTURING SPACEX ROCKET ORBIT TECH AEROSPACE HARDWARE AEROSPACE

Why I Like SpaceFab

> *When I first understood SpaceFab's business plan and vision, I was very excited. SpaceFab has a grand long term vision to accelerate construction in space by way of exponential manufacturing. Randy and Sean have a step by step plan to develop the necessary technologies. The space telescope will validate an integral part of the long term business plan and demonstrate its financial viability. I was so impressed that I became an early investor to support the launch of their first satellite.*

Yen Choi

CO-FOUNDER AND BOARD MEMBER OF FIBERSAT, A SATELLITE OPERATOR.

THE BUZZ ABOUT SPACEFAB

> *I started Houghton & Company and Houghton Capital Corporation after being with Morgan Guaranty Trust Company (now Morgan Chase Bank) and White Weld & Company. I have had my successes and witnessed failures during my long career, both as a capital raiser and as CEO of companies, including Cotton Petroleoum Corporation, Hadson Corporation, Casella Waste Systems and Hadson Energy Resources Corporation. I have invested in SpaceFab.US because of the track record of the management team and the outlined business plan, and I believe the future will be in space and space technology. Lastly, because I believe an investment at this time in SpaceFab.US will multiply my investment many times over in the next two to four years.*



Stephen W. Houghton

CEO/Founder, Cerro Grande Mining Corporation



SpaceFab: A Space Telescope for Everyone

Visit https://www.optcorp.com/ for all of your astronomy product and knowledge needs. OPT is collaborating with SpaceFab on their new satellite-mounted telescope that will be accessible to everyone. Watch this video to learn more. SpaceFab's

December 26, 2017 @ youtube.com

Spacefab bootstrapping higher resolution space telescopes and then manufacturing in space at asteroids | NextBigFuture.com

Spacefab is currently building ther Waypoint space telescope with a 21 centimeter mirror. It is launching as a co-payload on a SpaceX rocket in 2019. This commercial telescope will have an image intensified ultraviolet and visible camera, and a 48

November 16, 2017 @ nextbigfuture.com

Waypoint 1

Gunter's Space Page - Information on Launch vehicles, Satellites, Space Shuttle and Astronautics

November 16, 2017 @ space.skyrocket.de



Tue, 11/14/2017 - 19:00 | Dr. David Livingston

Guest: Dr. David Livingston; Topics: This was supposed to be a program for those who self-invite themselves as a guest on The Space Show. No such callers called. We talked space telescopes re SpaceFab. Please direct all comments and questions

November 16, 2017 @ thespaceshow.com



Robotic Asteroid Mining: Bootstrapping the Solar System Economy

Centauri Dreams returns with an essay by long-time contributor Alex Tolley. If we need to grow a much bigger economy to make starships possible one day, the best way to proceed should be through building an infrastructure starting in the inner

October 20, 2017 @ centauri-dreams.org


SpaceFab.US

SpaceFab Plans Public Use Commercial Space Telescope

ORANGE COUNTY, California (SpaceFab PR) - SpaceFab.US is a new space startup company working on space telescope satellites, asteroid mining, and space manufacturing. The company, also known as SpaceFab, is designing and building its

October 16, 2017 @ parabolicarc.com



Sun, 09/10/2017 - 12:00 | Dr. David Livingston

Listen to Randy talk about SpaceFab from 21min to 46 min. Guest: Open Lines with Dr. David Livingston; Topics: We discussed a variety of space and related topics ranging from equity crowd funding, commercial space telescopes, Moonwards, lunar

September 13, 2017 @ thespaceshow.com


Space Telescopes And Space Manufacturing
SpaceFab.US

DIY Spaceflight | Big Picture Science

The Big Picture Science radio show and podcast engages the public with modern science research through lively and intelligent storytelling. Hear about SpaceFab at 19:10 minutes in.

February 2, 2017 @ bigpicturescience.org

Space Telescope Business

We are designing and building the first commercial space telescope. This satellite will generate significant revenue as soon as it is launched, addressing both the astronomical and Earth observation markets. We plan to build and launch many more satellites for these markets as well as other markets. We want to be the largest provider of on-demand space telescope services, so that everyone can afford access to powerful multi-purpose space telescopes for personal, educational, and commercial use.


Space Telescopes
Asteroid Mining
Space Manufacturing
SpaceFab.US


Business Road Map
Cost efficient high value space telescopes
Unique business model
"Deployable optics" technology
Asteroid mining
Priority on metal asteroids
Exponential Space Manufacturing
Fully automated In-Space manufacturing
SpaceFab.US


Space Telescopes
SpaceFab.US


Space Telescope Business
The first commercial space telescope, for both Earth observation and space astronomy
Maximize revenue
Earth observation on daytime side
Astronomy on night time side
SpaceFab.US


Why Astronomy From Space
Always perfect observing conditions
Free of weather problems, atmospheric distortion, light pollution from city lights
24 hour operation, not just at night
Longer camera exposure times
Both Northern and Southern hemispheres are viewable
All IR and UV wavelengths viewable, unblocked by atmosphere
SpaceFab.US


Space Observatory Services Market
$100M annual Total Available Market for professional and amateur astronomers
Only a few professional and amateur astronomers have access to a space based telescope → severe shortage of availability
Market can be profitably serviced from our initial satellite
Working with a major US university on multi-million dollar NSF funded program, US colleges get access to our space telescope
SpaceFab.US


Earth Observation Services Market
$1.6B annual Total Available Market
Commercial mapping
Agriculture analysis
Pollution monitoring
Weather prediction
Security and Defense
SpaceFab.US

Waypoint Space Telescope

The Waypoint space telescope satellite is an advanced space telescope that will be commercially viable even from the first satellite launched into orbit. We have corporate partners working with us to design and build critical optical and mechanical components, and have an agreement with a corporate partner to provide the launch of our first space telescope satellite in 2019. We have established a relationship with a major university partner for a funding program which should result in enough customers to reach full telescope time capacity of our first satellite.


SpaceFab Waypoint Space Telescope
SpaceFab.US


Waypoint Space Telescope Satellite
Design, build, and launch satellite #1 in 2019
A corporate partner will subsidize the launch cost
18 kg, 12U cubesat
Corrected Dall Kirkham telescope, 21 cm diameter
Deployable secondary mirror cuts spacecraft structure cost and launch cost in half
Image processing accelerated by on-board hardware
Three powerful cameras
SpaceFab.US


Waypoint Space Telescope Satellite
High resolution 48 Mpixel visible and near-IR camera
Astronomy: .6 arcsecond resolution
Earth observation: 1 meter GSD, super-resolution mode
Image intensified ultraviolet 8 Mpixel EMCCD camera
Exposure time reduced by 20X
160 band hyperspectral camera
470 nm to 900 nm
3 meter GSD
SpaceFab.US


SpaceFab Waypoint Space Telescope
Cameras for UV, visible, and hyperspectral imaging
Laser communications to our optical ground stations
SpaceFab deployable mirror technology provides Waypoint with 3X to 35X reduction in cost
Satellite | Mass | Cost, incl. launch | Mirror Size | Ground Resolution
SpaceFab Gen1 | 18 kg | Lowest | 21 cm | 1 m
Black Sky / SCOUT | 55 kg | $7M | 25 cm | 1 m
Beijing-1 | 166 kg | $60M | 31 cm | 4 m
Razaksat | 180 kg | $70M | 30 cm | 2.5 m
SpaceFab.US


Waypoint Satellite Marketing Plan
Astronomical imagery
Low resolution is free
Public and private repositories
Archived and tasked imagery on demand
Subscription – access to all high resolution public data
Earth observation imagery
Free low resolution
Archived and tasked imagery on demand
High resolution 1 meter GSD
SpaceFab.US


Waypoint Satellite Future Development
Build and launch constellation
Four Waypoint satellites fit on a $3M launcher
Low cost constellation with 1 meter GSD and high revisit rate
Future very high resolution optical satellite
30 cm GSD, super-resolution mode
Deployable secondary mirror cuts weight, size, and cost by an order of magnitude
Each satellite can be launched by a $10M launcher
SpaceFab.US


Waypoint - Interior View
SpaceFab.US


Waypoint - Interior View
SpaceFab.US


Customers can take pictures like this from our satellite


Customers can take pictures like this from our satellite
M83
.6 arcsec / pixel


Customers can take pictures like this from our satellite
M51
.6 arcsec / pixel

Asteroid Mining

We will leverage our space telescope technologies to extend into asteroid mining and exponential space manufacturing businesses. Pushing the frontier has always led to prosperity and new innovations. Our asteroid mining plan is much different from other asteroid mining companies who plan to mine water. Rather than water, we are focused on mining metal. An entire manufacturing industry, leading up to Exponential Space Manufacturing, can be constructed in space using asteroid metal. The first mission in our exponential space manufacturing plan is to send a satellite to a metal asteroid, mine and refine metal at the asteroid, and return material back to Earth. We believe that the returned material could be valuable enough to pay for the cost of the mission.


ASTEROID MINING
SPACE MANUFACTURING
SpaceFab.US


Space Manufacturing Business Line
Asteroid Mining and Exponential Space Manufacturing
Build on technology from Space Telescope business
Robotic processing of metal asteroids into bulk metals
Make and assemble metal tooling and machinery using 3D printing and CNC machine tools
Exponential growth in manufacturing capacity
Provide in-space manufacturing as a service
SpaceFab.US


Exponential Reduction In Costs
Fully automated in-space manufacturing will drive most costs down to zero
Raw material and real estate cost: zero
Continuous reduction in costs of labor, energy, equipment, and transportation means fabrication costs will approach zero
Large billion dollar structures such as power beaming satellites or large space stations will become affordable
SpaceFab.US

Space Manufacturing

Our exponential space manufacturing business line will be built on the foundation of the technology we use for our space telescope satellites. We will be developing the technology to collect, process, and refine the asteroid metal. In a future mission, we will send a satellite with machine tools such as a metal 3D printer, a CNC (computer numerically controlled) machine, and an electron beam welder to make parts that can be used to make more machine tools. Exponential space manufacturing will make it less expensive to manufacture in space than to manufacture on the Earth, revolutionizing how we build and what we build for use in space.


EXPONENTIAL
SPACE MANUFACTURING
SpaceFab.US


Exponential Manufacturing In Space
Metal from asteroids will be used to make parts and machinery
3D printing, machine tools, and robots can be used to make more and more complex machines from simpler parts
Exponential growth cycle
Design a machine tool center to duplicate itself in six months
Hard to manufacture parts need to be shipped from Earth, but fewer and fewer with each manufacturing cycle
Manufacturing capacity grows one thousand fold in five years
Wefunder.com/SpaceFab
SpaceFab.US


Software Enabled Space Manufacturing
Use open source software to control and simulate manufacturing robots
ROS (Robot Operating System) – robot application libraries
Gazebo – simulate multiple robots and environment
OpenCV – computer vision library
No need for teleoperation. Develop and test fabrication apps virtually on Earth, then execute in space
Same model as cloud computing, migrated to space manufacturing environment
Science has caught up with science fiction
Wefunder.com/SpaceFab
SpaceFab.US


Exponential Reduction In Costs
Space manufacturing will drive most costs down to zero
Raw material and real estate cost: zero
Continuous reduction in costs of labor, energy, equipment, and transportation means fabrication costs will approach zero
Exponential reduction in costs means it will cost less to manufacture objects in space than to manufacture them on Earth
Large billion dollar structures such as power beaming satellites or large space stations will become affordable
Wefunder.com/SpaceFab
SpaceFab.US

Intellectual Property

The closest known metal asteroid requires about double the energy needed to go to the nearest non-metallic asteroid, so we plan to use our super high efficiency ion engine accelerator for propelling our satellite. We will also be filing patents on the extendable secondary mirror for our space telescopes.


Intellectual Property
Patent pending ion accelerator
Additional intellectual property to be filed
• telescope vibration control system
• extendable boom
• repairable robotic arm
Wefunder.com/SpaceFab
SpaceFab.US

About Us

The CEO and a co-founder of SpaceFab.US is Randy Chung. He graduated from University of California at Berkeley with a bachelor's degree in EECS (electrical engineering and computer science). His first job was at Hughes Aircraft's Space and Communications Group, working on Spacecraft Telemetry and Control. He then worked on digital signal processor integrated circuits at Hughes' Radar Systems Group. He continued working on integrated circuits at Western Digital, where, as a solo design engineer, developed the world's first single chip hard disk controller. This chip was designed into the IBM PC-AT, and Western Digital quickly grew to a billion dollar company based on this very successful product.
Our spacecraft engineering director and also a co-founder of SpaceFab.US, is Sean League. He is an astrophysicist, an optical networking engineer, and is experienced in observatory and telescope sales and design. He has worked at nLight on anti-missle laser systems, and at MCI Worldcom and Nortel on optical networking.


Who We Are
Randy Chung, Co-founder, CEO and Chairman of the Board
• Founder of EdgeStream, Inc., Internet streaming video delivery
• CTO for 15 years, system and software
• System and integrated circuit Electrical Engineer, total of 25 years
• Satellite engineering, radar signal processing at Hughes Aircraft
• Developed a billion dollar product, world's first single chip hard disk controller at Western Digital, used in IBM PC-AT
• Developed CMOS imager integrated circuit products at Rockwell Semiconductor and Conexant
SpaceFab.US


Who We Are
Sean League, Co-founder & Spacecraft Engineering Director
• Experienced company founder of US Telescopes, Inc.
• Astrophysicist, optical networking engineer, observatory and telescope sales and design
• VP Sales and Marketing Director at Daystar Filters
• nLight Inc. (anti-missile lasers), MCI Worldcom, Nortel
SpaceFab.US


Partners
Dr. Robert Chung, Member of SpaceFab.US Board of Directors
• VisitingProfessor at University of California at Berkeley, experienced in demography and statistical analysis
Yen Choi, Member of SpaceFab Board of Advisors
• Co-founder and Board Member of Fibersat, a satellite operator. Co-founder and Board Member of Netcom Africa, a pan African Network Services Provider.
Richard Hedrick, Member of SpaceFab Board of Advisors
• President and CEO of PlaneWave Instruments, manufacturer of observatory class astronomical telescopes.
SpaceFab.US

Our Journey So Far

We are making great progress in identifying our target market, talking to potential customers, working with corporate and university partners, and designing our Waypoint space telescope. We've partnered with Fibersat, which will be launching a large communication satellite, and with Planewave, a top builder of observatory grade telescopes.



SpaceFab.US Launches
The company starts work on a super high efficiency ion engine design for satellite propulsion.
February 2016
Space Telescope
We start designing our Waypoint space telescope.
May 2016
Partners with Fibersat
We have an agreement for our space telescope to have a rideshare on Fibersat's communication satellite launch.
June 2016
Partners with Planewave
Satellite telescope optics will be designed and built by Planewave Instruments.
September 2016
Exhibited at AAS
A precision CNC machined prototype was shown at American Astronomical Society convention to prospective customers.
January 2017
Ground Station Agreement
Our first satellite optical ground station will be located at an Oregon observatory.
March 2017
Primary Optics
Release primary mirror optical design to our manufacturing partner, Planewave.
Q3 2017
Mirror Deployment
Release design of our unique mirror deployment mechanism to a manufacturing partner in Colorado.
Q4 2017

Letter from Randy Chung to Potential Investors

August 17, 2017

My first job after graduating from college was working on a communications satellite, but I spent most of my career designing computer chips. Throughout my career, I've seen the changes in the electronics and semiconductor industries, starting with the advent of six transistor radios from Sony, on to computer processor chips from Intel, and now smartphones from Apple. The innovation has been amazing. Transistors started out costing five dollars each, and now you can buy an Arduino computer board with 5 billion transistors for the same five dollars. The exponential growth in processing power along with the exponential reduction in electronics cost has revolutionized our lives. In space technology, we are at a point similar to that of the six transistor radio. We've come a long way, yet we can go much farther, much faster.

Let's talk about building things for space. The industry currently doesn't manufacture anything in space. Instead, we manufacture on the ground and then launch into space. That greatly limits what we can build, because everything has to fit on top of a rocket. When we look at the International Space Station, it's a Tetris puzzle of rocket pieces. Once we are able to manufacture in space, we can start building structures as large or larger than the International Space Station. This opens the realm to construction projects such as power satellites and habitats for astronauts.

At Spacefab.US, our long term plan is to build tools which can make bigger tools and progressively build machinery for factories to make finished goods useful in space. Our asteroid mining and manufacturing approach is to focus on metal asteroids, because metal is necessary to build an industrial base in space.

The raw metal at a metal asteroid is essentially free, and can be used with a minimum amount of refining to make all kinds of manufacturing tooling. As space manufacturing capacity grows exponentially, the cost of space manufacturing will go down exponentially, just as it has happened with the semiconductor industry. The exponential cost reduction over time means that it will be less expensive to manufacture most things in space than to manufacture them on Earth.

The first step in implementing our big audacious goal is with a space telescope satellite business, because all the technologies we use for space telescopes can also be used for our space manufacturing satellites. This allows us to develop and refine our technology while bringing in revenue. All investors will receive time on our space telescope satellite to take beautiful pictures of the Earth or stars and galaxies. This time can be for yourself or the time can be donated to your favorite school.
When we are excited by a scalable idea, we often say "the sky's the limit". We have taken this to the next level and live by "the sky is unlimited!" We are calling on space enthusiasts around the world to invest in the future of SpaceFab.US, to invest in an exciting future for all mankind.

- Randy Chung

Meet the Founders



Randall Chung
CEO/Co-Founder



Sean League
Spacecraft Design/Co-Founder

AND THE REST OF THE TEAM



Richard Hedrick
SpaceFab Advisor, Planewave Instruments CEO



Yen Choi
SpaceFab Advisor, Fibersat Co-founder

Raised $192,297 From 215 Investors

Yen Choi

Entrepreneur and investor Co-Founder / CTO - Netcom Africa Co-Founder - Fibersat SA Advisor - SpaceFab.us Advisor - Ignitia AB Principal - 100 Groundnut

George League

Age 73. Retired telecom engineer, 30 years IBM, 16 years Nortel.

George League

Age 73. Retired telecom engineer, 30 years IBM, 16 years Nortel.

Yen Choi

Entrepreneur and investor Co-Founder / CTO - Netcom Africa Co-Founder - Fibersat SA Advisor - SpaceFab.us Advisor - Ignitia AB Principal - 100 Groundnut

Meng Zhang

iGAGING Precision Measuring gauges and instruments. Enjoy Accuracy! San Clemente, CA 92673, USA

Annabelle Esmane

I'm a registered nurse by profession.

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What makes you so excited about space mining, manufacturing, and space telescopes?

We are excited about private space enterprise, rather than government programs. The conditions are ripe for private space businesses to be launched and to make a huge impact on the future, similar to the rise of the Internet, the personal computer, and the railroads in the 1800's. Space has practically unlimited resources, ready to be tapped.

WF: What are you building?

We are currently building space telescopes and will offer our own commercial space telescope observation service.

WF: What's next, in terms of expansion?

SF: We will be building larger, more sensitive, and higher resolution space telescopes. We will continue to design and build multi-purpose space telescopes that can be used by a wide range of customers in the astronomy, Earth observation, and government markets.

WF: Who are your competitors?

- In asteroid mining, Planetary Resources and Deep Space Industries are working on mining water from asteroids. We are focusing on mining metal from asteroids, because that enables exponential manufacturing.
- In space manufacturing, Made in Space is working on 3D printing plastic objects in the International Space Station. We are focusing on robotic 3D printing and machining of metal objects and tools in space.

- In telescope observation services, Slooh.com, iTelescope provide paid ground telescope observation services to amateur astronomers. We will provide similar paid observation services using our space telescope satellites.
- In Earth observation, Digital Globe, Airbus, Planet Labs, and Planetary Resources have or are working on single purpose satellites for Earth observation. Our SpaceFab satellites will be dual purpose, used for both Earth observation and astronomical observation.

WF: Why are we different and better than the competition?

- For astronomical telescopes, Slooh.com and iTelescope only provide ground based telescope observation. We will be the first service provider dedicated to astronomy with our own commercial space telescope satellites.
- For asteroid mining, we are concentrating on metal asteroids, while Deep Space Industries and Planetary Resources are concentrating on mining water. The enormous advantage of mining metal is that it enables exponential manufacturing, which will be a transformative multi-billion dollar market.
- For space manufacturing, Made in Space is concentrating on manufacturing using 3D printed plastic, which must be sent to space from the Earth. SpaceFab is concentrating on manufacturing using metal that's already in space, and using the metal to build an exponentially growing manufacturing service.
- In Earth observation, for the same size satellite, our telescope will cost half of much to launch because of our unfolding telescope design. This provides a lower cost, higher sensitivity, and higher resolution telescope than the competitors' satellites.

WF: Which segment of the market are you attacking?

SF: We are starting out with attacking the astronomical observation market first, because it is not currently being addressed, and because it can be profitably addressed from our very first satellite. We also addressing the Earth observation market with the same space telescope, with high resolution and hyperspectral cameras. We will address a double sized market, because our space telescope can observe the Earth in the daytime part of the orbit, and perform astronomical observation in the nighttime part of the orbit.

WF: What valuations have related companies been acquired for?

In 2014, Google acquired the five year old company Skybox Imaging for $500 million.

WF: How does your technology work? Why is it better?

SF: Our unfolding telescope design allows us to build and launch much larger telescopes in a more compact spacecraft. We will have a 2:1 size advantage when launched. This lowers the launch cost, which can be the major cost for small satellites, and allows us to optimize the optical telescope design.
We are also using optical communications to downlink the large amount of telescope image data, and we will use optical communications in the future for our deep space mining and manufacturing. Optical communications provides higher bitrates and longer range at a lower cost than radio communications.

WF: Who are your customers and how will you reach them?

SF: Our initial market is to provide astronomical observation services to universities, professional astronomers, and amateur astronomers. We will provide services to the tens of thousands of amateur astronomers through our own website, and we will use social media, press coverage, and periodicals to reach the amateur astronomers. We are already working with a major university on a program funded by the National Science Foundation to provide U.S. colleges access to our space telescope.

WF: What are your other financing plans?

SF: We will work on raising a Series A financing of $2 million to $3 million at the end of 2017 or early 2018. This will allow us to finish our first space telescope, through VC or other type of financing,and launch our satellite in 2019. We plan to reach profitability without needing to raise additional funding.

Ask a Question

Type your question here... ASK QUESTION

Craig Vom Lehn INVESTOR — Mar 20

The fundraise is ~$20k short of it's goal with four days remaining. Do you expect to reach the $150k goal?



Randall Chung CEO/Co-Founder FOUNDER — Mar 20

We are having discussions with several people who may make an investment or increase their existing investment. If we can get their commitment by Friday, they will have additional time to send their investment to Wefunder. If we can get closer to the goal, other investors have told us they will increase their investment to fill the gap.

LIKE

Meng Qian — Sep 2

Hi SpaceFab team, it looks like a great business and very excited about you guys are doing in the private space sector. Just curious, what are your thoughts on choosing crowdfunding as one of your funding sources? The concept is not very easy to understand compared to other industries (e.g. food, beverage, social networking, etc) and I don't think most of the regular investors on this portal would have technical background in this field. It would be very hard for regular investors to have sufficient knowledge to understand the business model and assess the feasibility of the project.



Randall Chung CEO/Co-Founder FOUNDER — Sep 2

We are definitely traveling a different path than a typical high tech startup, but we have been encouraged by the response so far.

We feel that there is a lot of interest in innovative New Space startups, not just in the U.S. but worldwide, and we'd like to give space enthusiasts an opportunity to participate at the earliest stage.

Being a pioneer in using crowdfund investing for New Space also enhances our story as we publicize our company and add investors, customers, and supporters.

Thank you for supporting our efforts in building a successful company and a new kind of space industry!

LIKE

MORE QUESTIONS



SPACEFAB

2017 Report

Dear investors,

We've got the financial numbers covered, so tell your investors in human words how this past year went for you. It's possible that it's been a while since they heard from you, so remind them why they believed in you in the first place!

We need your help!

Please let your friends and associates know that you are proud investors in SpaceFab. Also, it helps motivate us and it boosts our morale when you post questions and comments on SpaceFab's Wefunder page at www.wefunder.com/spacefab, or on SpaceFab's website at http://www.spacefab.us/contact.html!

Sincerely,

Randall Chung
CEO/Co-Founder

Sean League
Spacecraft Design/Co-Founder

Our Mission

We want to be the largest provider of on-demand space telescope services so that everyone can afford access to powerful multi-purpose space telescopes for personal, educational, and commercial use. We will leverage our space telescope technologies to extend into asteroid mining and exponential space manufacturing. Exponential space manufacturing may make it less expensive to manufacture in space than to manufacture on the Earth, revolutionizing how we build and what we build for space.

See our full profile

How did we do this year?

Report Card

B+

The Good

We completed the architectural design of our space telescope.

We released our final optical plan to our telescope optics manufacturing partner.

We finished the design of our secondary mirror deployer.

The Bad

Our progress was slowed down by lack of capital.

We were unable to hire consultants or employees due to lack of capital.

It took much longer than expected to raise our see round of funding.

2017 At a Glance

January 1 to December 31

$0 Revenue	**-$17,743** Net Loss	**$800** [0%] Short Term Debt
$0 Raised in 2017	**$844** Cash on Hand As of 04/18/18	**2** Months of Runway As of 04/18/18

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are designing and building the first commercial space telescope for astronomy and Earth observation. This satellite will generate significant revenue as soon as it is launched, addressing both the astronomical and Earth observation markets. We plan to build and launch many more satellites for these markets as well as other markets.

We want to be the largest provider of on-demand space telescope services so that everyone can afford access to powerful multi-purpose space telescopes for personal, educational, and commercial use. We will leverage our space telescope technologies to extend into asteroid mining and exponential space manufacturing. Exponential space manufacturing may make it less expensive to manufacture in space than to manufacture on the Earth, revolutionizing how we build and what we build for space.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

SpaceFab.US, Inc. was incorporated in the State of Delaware in January 2016.

Since then:

- 2017 Q1, we have completed the architectural design for an advanced space telescope systemthat will address the astronomy and high-resolution Earth observation markets.
- 2017 Q3, we released our final optical plan to our telescope optics manufacturing partner.
- 2017 Q4, we finished the design of our secondary mirror deployer. This deployer design is the key to making our space telescopes smaller and less costly than the competition.
- 2018 Q1, we exhibited our model satellite at the biggest astronomy conference in the world, promoted our future space telescope services, and received valuable market feedback from researchers at NASA, MIT, and many other institutions. There was great interest in using our space telescope for monitoring exoplanets, supernovae, eclipsing binary stars, and many other objects.

Historical Results of Operations

Our company was organized in January 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $0 compared to the year ended December 31, 2016, when the Company had revenues of $0. Our gross margin was % in fiscal year 2017, compared to % in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $1,328, including $1,328 in cash. As of December 31, 2016, the Company had $3,152 in total assets, including $3,152 in cash.
- *Net Loss.* The Company has had net losses of $17,743 and net income of $14,497 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $15,918 for the fiscal year ended December 31, 2017 and $17,609 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 12 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

SpaceFab.US, Inc. cash in hand is $843.87, as of April 2018. Over the last three months, revenues have averaged $47/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $1,500/month, for an average burn rate of $1,453 per month. Our intent is to be profitable in 30 months.

We have just started selling a limited number space selfie photographs, which will continue for the next several years. The space selfies will be delivered some time after 2020, when our satellite is in orbit.

We should have investment of approximately $155,000 by end of April 2017. This will allow us to purchase equipment and hire summer interns. We expect our expenses to increase to an average of 15,000 per month over the next 3 to 6 months. We also expect to sell an additional $15,000 of space selfies over the next 3 to 6 months.

Officer will loan funds to corporation when needed in order to continue operations until seed round closes.

Net Margin: -Inf%

Gross Margin: NaN%

Return on Assets: -1,336%

Earnings per Share: -$3,548.60

Revenue per Employee: $0

Cash to Assets: 100%

Revenue to Receivables: ~

Debt Ratio: 1,199%

SpaceFab.US__Inc-FS-12-31-16.pdf

SpaceFab.US__Inc-Financial_Sta...

We ❤ Our 197 Investors

Thank You For Believing In Us

Yen Choi
George League
George League
Yen Choi
Meng Zhang
Annabelle Esmane
Ed Strasbourger
Thomas Beck
Arie Baratz
Eric Ramey
Rob Larsen
Loren Roseth
Juan Antonio Canet
Anthony Sippio
Preston Buck
Kevin Flaye
James Harbal
John Fitzwater
Freddy Dopfel
Lawrence J Masotti
Heather League
Sean Hennessey
Shawn Leonard Waller
Nour Jafar
Andre Harrell
Matthew J Ashton
Stephen Bird
Rajkumar NATARAJAN
Luis Eduardo Rodriguez
Hammond Waddell
Joseph CHRISTY
Jeff Schulman
Paul Isaak Leitner
Michael Steven Bauerme...
Sachin Mohan
Alex Harvey Kaufman
Tracey Raditz
Michael Veegh
Sherri Densmore
Scott Li
Rob Emrich
Craig Vom Lehn
Hunter Williams
Robert White
Koichiro Hayashi
Amrish Patel
Raheel Qamar
William Brendon
Roger Steciak
Victor Rosario
Salman Ali
josue guevara
Sibaranjan Pattnayak
Byron Massey
Christopher Johnson
Mohamed Eldib
Kristaps Soms
Yinan Wang
Sean League
Randall Chung
Diana Knight
Michael Thomas
Jason Andrew Brown
Gerardo Gallegos
Michael Roth
John Danesi
Robin Snowdon
Ryan Daley
Amy Bishop
James A Scott Iii,
John Hammar
Fabrizio Zampieri
David Lerner
Grazyna Kubaty
Angela Wong
Morris Gelman
Scott Grossman
Shirdellah Buack
Richard Brock Parker
David Berndt
Harish Damodhardas Asar
John Gaczewski
William Tirkot
Joseph Hammett
Brian Widrig
Robert Reser
Adam Field

Alan Malina
Arvin M. Rhodes
Remi Dahl Finjord
Justin Faulkner
Dean Kennedy
Robert Herzfeld
Curtis Callaway
David Fortune
Joseph C. Oliver
Richard W. Richardson, ...
Nathanael Pine
Michael E Reininger
Randy Carver
Tim Shields
Adam Engelstad
Matt Dahlquist
Mundi Gove
Yuk Sung
Margarita A Linhardt
Santosh Kumar
Raman Sundararajan
Mondell G. Crosby
Margaret McCrea
Dr. Ivan L. King
Allen Keith EDWARDS
James Beale
Steven M. Mondschein
Robert Perusse
Van Duc Nguyen
Kapil KAPOOR
Yu Hu
Robert WOOD
Gerardo Gallegos
Michele Cooper
John Jenks
Steve Brady
Koushikinath Misra
Bianca Bogdanovic
Gary Thompson
Tan Quan Nguyen
Peter Britka
Paul Varkey
Ron Nelson
Kevin Kidwell
Simon Skowronski
Nixon Augustin
Robert Fryer
Marina REZNIKOVA
Ben Dixon
Ross Beckman
Larry Scarinzi
Ken Hobbs
Stephen W. Houghton
Robert Perry Weissburg
Paquale De Santis
Charles Phillips
Steve Cantrell
Abelardo V Lacano
Esteban Montanez
Michael Gibson
Susan Parker
Lewis Van Winkle
Francesco Gitti
Caspar Weinberger Jr
Rainer Filthaut
Gaylord Fines
Wei Chieh Tao
James Watson
Tim Morrill
Pelayo F Fernandez
Blake Estes
Soner Yildirimtekin
Daniel Chapman
Cameron McCord
Adam Kerr
Mano Dracolakis
Minxi Xu
Miguel Cruz
Diana Fickas
Derryl J Woodberry
Alan J Sanchez
Christopher Johnson
Allison Clark
Michael McClintic
Sean McDonald
David Brown
Ian Lauer
Joseph Willems
Lars Hedbor
John Anthony Codera
David Hanson
Daniel Kaasikas
H. Wyatt Hanna, III
Jan Capetanopulos Haba...
David Smith
Brian Augenstein
David Jacobitz
Mick Hall
Matthew Wolski
James League
Theresa Weatherly
Robert Allen Mason
Roderick Lew Gallardy
Chris Hendren
Alexander Kazhinsky
Dustin Gibson
Ginny St. Lawrence
Moonshot Fund
Sophia Reyes
Courtney Mongeau

Thank You!

From the SpaceFab Team



Randall Chung
CEO/Co-Founder



Sean League
Spacecraft Design/Co-Founder



Richard Hedrick
SpaceFab Advisor, Planewave Instruments CEO



Yen Choi
SpaceFab Advisor, Fibersat Co-founder

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Randall M. Chung	CEO @ SpaceFab	2016
Robert E. Chung	Professor of Demography @ UC Berkeley	2016

Officers

OFFICER	TITLE	JOINED
Randall M. Chung	CEO, CFO, President, Secretary	2016

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Randall M. Chung	4 common stock	100.0%

Past Equity Fundraises

None.

Outstanding Debts

None.

Related Party Transactions

Randall Chung, Chief Executive Officer and company co-founder, loaned the company $6500 in 2016, and an additional $3000 in 2017. There is a two year maturity date, and the interest rate for the loans is 3.5%. Mr. Chung has additional unreimbursed expenses of approximately $8,700 in 2016, and $10,200 in 2017. Also Sean League, Director of Spacecraft Engineering and company co-founder, has unreimbursed expenses of approximately $1380 in 2016, and $1930 in 2017. There is no maturity or interest on the unreimbursed expenses. Mr. Chung and Mr. League expect to be reimbursed for expenses and any loans to be repaid upon raising of the seed round of funding.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	10,000,000	5,000,000	Yes
Preferred Stock	100,000	0	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	1,000,000

Risks

Purchasers will not have an ownership claim to the Company or to any of its assets or revenues for an indefinite amount of time, and depending on when and how the Securities are converted, the Purchasers may never become equity holders of the Company. Purchasers will not become equity holders of the Company unless the Company receives a future round of financing great enough to trigger a conversion and the Company elects to convert the Securities. Purchasers will have no say in whether their securities are converted in any Equity Financing. In certain instances, such as a sale of the Company, an IPO or a dissolution or bankruptcy, the Purchasers may only have a right to receive cash, to the extent available, rather than equity in the Company.

There is no public market for the shares being offered, and no market is expected to develop for the shares in the future. The shares are not being registered under the securities laws of any appropriate jurisdiction, but in reliance on exemptions from such registration requirements. The shares may not be resold or otherwise transferred unless the shares are later registered under the securities laws of any appropriate jurisdiction, or unless an exemption from such registration requirements is available. Accordingly, an investor may be unable to liquidate an investment in the shares and should be prepared to bear the economic risk of an investment in the shares for an indefinite period. In addition, an investor should be able to withstand the total loss of his/her/its investment.

We are not aware of any patent infringement, but someone may accuse us of patent infringement in the future. If that happens, we: (a) will have to pay to defend ourselves; (b) may have to pay for a license; (c) may need to pay for a settlement; or (d) may need to redesign our system, thus increasing our costs.

We have an agreement with a corporate partner who will provide the launch of our satellite when their own satellite launches in mid-2019, and they will also partially subsidize our launch costs. However, the agreement is non-binding and the offer might be withdrawn. If this happens, or if our satellite is not ready when their satellite launches, we will need to raise an additional Five Hundred Thousand Dollars ($500,000) or more, and find an alternate launch provider. This may delay the start of our service, increase our costs, and we will need to raise even more funding, which may not happen.

It is our plan to launch additional space telescope satellites for use by both astronomical and Earth observation customers. However, it is possible that the astronomical market may not be as large as we project. It is also possible that the Earth observation market may be more competitive than we expect, or that our Earth observation technology may be deficient, such as having low resolution, incorrect spectral bands, or long revisit times. If our space telescope business line's revenue does not grow, we may not be able to finance and implement our asteroid mining and space manufacturing businesses, which would limit our long term business prospects.

We plan to use the funds raised in this Wefunder campaign "seed" round to complete an engineering model of our space telescope satellite. We will need to raise $2 million dollars or more, in addition to the amount raised in this Wefunder campaign "seed" round, to complete the design, manufacture and test our flight model, and then launch our first space telescope satellite. We plan to raise the additional $2 million by showing considerable progress in designing our satellite and demonstrating market interest in use of the satellite. However, we may not make enough progress to convince a venture capital firm to provide "Series A" funding. If this happens, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

Our application for a patent on our ion engine accelerator may be rejected by the U.S. Patent Office, or the technology may not work, or the advantages of the technology may not be as powerful as we expect, so our ion engine technology may not be as valuable as we project.

We have a plan to obtain enough revenue to reach break-even within a year after we launch our satellite and it is operational. However, it is possible that there will be a rocket launch failure, and our satellite will be destroyed, which means there will be no revenue. We plan to mitigate this risk by purchasing launch insurance, which should allow us to build and launch a replacement satellite. It is also possible that our satellite will make it into orbit, but then may not function correctly. We plan to mitigate this risk through extensive testing of our satellite, and having employees or consultants experienced in the manufacturing of satellites review our satellite design, testing, and manufacturing procedures. However, if we do not have sufficient funds remaining, or cannot raise additional funds to build and launch a replacement satellite, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

It is also possible that our revenues will be lower than we project, or our costs may be higher than we project, and we may not reach profitability before running out of money. We plan to mitigate the risk of inadequate revenue projections by having customer agreements prior to the raising of "Series A" funds. We plan to mitigate the risk of inadequate cost projections by having consultants experienced in company operations review our business plan. Despite these efforts, if we run out of money and cannot raise more funds, we may have to sell our technology, sell the company, or close the company, and investors might lose their investment.

The shares are speculative investments which involve a substantial risk of loss.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or

- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

SpaceFab.US, Inc.

- Delaware Corporation
- Organized January 2016
- 2 employees

30542 Via Estoril
Laguna Niguel CA 92677

http://www.spacefab.us

Business Description

Refer to the SpaceFab profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

SpaceFab is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

Say Hello

Questions? Ideas? Love Letters?

Say something nice... SEND


You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.



Randy Chung

CEO at SpaceFab.US

SpaceFab.US • University of California, Berkeley

Orange County, California Area • 126

Send InMail

Experience

Founder, CEO
SpaceFab.US
Jan 2016 – Present • 1 yr 8 mos
Orange County, California

CTO
EdgeStream
2000 – Dec 2015 • 15 yrs

Manager, Image Processing
Conexant
1994 – 1999 • 5 yrs

Sr. Principal Engineer / Fellow
Western Digital
1980 – 1993 • 13 yrs

Member of Technical Staff
Hughes Aircraft Company
1973 – 1980 • 7 yrs

Space and Communications Division: Product Engineering of Marisat satellite.
Radar Systems Group: Design Engineering of ECL integrated circuits for radar signal processors.

Education

University of California, Berkeley
BS, Electrical Engineering and Computer Science
1969 – 1973

Featured Skills & Endorsements

Embedded Systems · 7 — Endorsed by **2 of Randy's colleagues at EdgeStream**

Image Processing · 6 — **Josh Pine and 5 connections** have given endorsements for this skill

IC · 6 — **Phong Tran and 5 connections** have given endorsements for this skill

View 12 more

Recommendations

Received (2) Given (7)



Justin Biegel
VP, Global Sales at Kentik (We are hiring!)
November 12, 2007, Randy was a client of Justin's

Randy has, and always will be an excellent customer. He is sharp, straight forward, honest, and hard working, and I wish him the best of luck in developing his technology and IPTV software platform. Randy can you tell you himself, I called Randy every month for over a year, and he finally became a customer, and ever since then, it has only been a pleasure working with him. I very much look forward to expanding our relationship, and continuing to explore the opportunities for us to work together.

Abram Hanna
Quality Assurance and Project Manager Professional
September 7, 2007, Abram reported directly to Randy

Randy is a rare manager who strives like no other I've seen for perfection. He is meticulous in providing the customer with the highest quality product possible. His ethics in dealing with both the customers and his employees alike makes everyone proud to be associated with him. It's been a great pleasure working for Randy.

Interests

Set-top Box & IDTV, Mediacenter D...
18,578 members

Western Digital Alumni
2,113 members

Digital TV Professionals
31,967 members

AgriGenomics and Plant Breeding
10,815 members

University of California, Berkeley
500,913 followers

University of California, Berkeley
533,934 followers

See all

SpaceFab.US Is Sending a PlaneWave Telescope Into Space



SpaceFab.US is launching the **Waypoint Space Telescope Satellite** in 2019. It will be the world's first commercial space telescope for Astronomy and Earth observation, and will be the basis for a large constellation of space telescopes. Observations can be specified on a minute-by-minute basis by private, public, governmental, and educational users located around the world.

Telescope Payload Features *(subject to change)*

- Corrected Dall-Kirkham telescope, Planewave Instruments design
- 1750 mm focal length, 21 cm diameter primary mirror, deployable secondary mirror
- 48 Megapixel imager for visible and near-IR, 0.54 arcsec per pixel FOV, 1 meter GSD (ground sample distance) for Earth observation in super-resolution mode
- 8 Megapixel image intensified EMCCD imager for UV and visible, 200 nm to 700 nm, 0.65 arcsec per pixel FOV, 1.5 meter GSD for Earth observation
- 150 band hyperspectral imager, 470 nm to 900 nm, 2048 pixel image width, 0.65 arcsec per pixel FOV, 3 meter GSD for Earth observation

www.spacefab.us



SpaceFab.US Waypoint Space Telescope

Spacecraft Bus Features *(subject to change)*

- 12U cubesat
- Optical data downlink
- Redundant GPS and radio
- Quad-core processor with hardware accelerators, 1 TByte SSD flash memory
- Dual star trackers and multiple Sun/Earth trackers
- Redundant momentum wheel sets with high accuracy and high speed modes
- Radiative cold plate for imager cooling

Questions? Comments?
We'd like to hear from you!
Please email us at
info@spacefab.us

SPACEFAB.US

Space Telescopes
Asteroid Mining
Exponential Space Manufacturing

SpaceFab.US, Inc.
P.O. Box 7498
Laguna Niguel, CA 92607
phone: (949) 464-5793
email: info@spacefab.us
www.spacefab.us

8/17/2017